                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                         INVESTOR AND MEDIA
                                                           CONTACT: PAMELA MARSH
                                                                  (626) 535-8465


          INDYMAC ANNOUNCES 57% INCREASE IN THIRD QUARTER EPS TO $0.55



PASADENA, CA - October 18, 2001 - IndyMac Bancorp, Inc. (NYSE: NDE) ("IndyMac" or the "Company"), the holding company for IndyMac Bank(SM), today reported third quarter net earnings of $34.5 million, or $0.55 per diluted share. The per share earnings reflect an increase of 57 percent in comparison with $0.35 per diluted share on a recurring basis for the third quarter of 2000.

HIGHLIGHTS OF THE QUARTER

   - EPS of $0.55, up 57% over $0.35 in prior year and up 15% from the second quarter

   - Earnings of $34.5 million, up 47% over $23.5 million in prior year on a recurring basis and up 14% over the second quarter

   - Mortgage production of $4.4 billion, up 79% over prior year volume of $2.5 billion

   - Strong asset turn drives increased gain on sale of mortgage loans, while the pipeline of loans in process of $3.9 billion reflects an increase of 21% over the June 30, 2001 level

   - Net interest margin of 3.20% reflects continued improvement over the second quarter of this year

   - Ratio of non-performing assets to total assets continued downward trend to 1.61%, from 1.75% at June 30, 2001 and 2.19% one year ago

   -  Return on equity of 18.2%, up 56% from 11.7% in prior year

   -  Wholesale financing reduced to 26% of total borrowings

   - Retained earnings strengthens capital position -- book value per share increased to $12.73 and excess capital increased to $143 million


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"The current strong quarter reflects the overall outstanding market for mortgage originations and our continued focus and successful execution over all aspects of our core mortgage lending business," commented Michael W. Perry, IndyMac's Vice Chairman and Chief Executive Officer. "Our strong interest rate risk management successfully offset the accelerated prepayment activity in our servicing related assets while credit risk management efforts have continued a nine-quarter trend of improvement in the ratio of non-performing assets to total assets. The low interest rate environment is obviously ideal for mortgage lending and we continue to see strong production levels. The current quarter reflects an increase of 79% in mortgage production over the prior year and a 5% increase over the very robust second quarter. The production numbers would have been even higher had it not been for the horrible tragedy that struck our Country during September, temporarily delaying the closing of loan transactions. As a result, we enter October with an increased pipeline of loans in process, 21% higher than the pipeline at the end of the second quarter, and we expect to see continued solid production through the fourth quarter and on into 2002," continued Mr. Perry.


MORTGAGE BANKING LOAN PRODUCTION UP 79%

IndyMac's mortgage banking group funded $4.4 billion of mortgage loans during the third quarter of this year, an increase of 79% over the third quarter of 2000. "We are focused on building our mortgage loan production through channel expansion, product expansion and customer expansion with a sharp focus on profitability through proper risk-based pricing and secondary market execution and cost control," commented Richard Wohl, President and Chief Operating Officer of the Mortgage Banking Group.

One item of note, given the strong refinance environment, is that IndyMac's servicing portfolio is approximately equal to its annual loan production run rate. This compares to the top mortgage originators whose servicing portfolios generally approximate 2 to 3 times their annual loan production. These servicers tend to benefit more and are able to increase loan production at a faster rate due to streamlined refinancing of loans in their portfolios and gain market share in this environment, but are subject to greater interest rate risk due to servicing impairment. Conversely, IndyMac tends to lose market share in the current environment and gain market share in a non-refinance environment as it focuses on its sales and marketing metrics to drive production.


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B2B LOAN PRODUCTION UP 71%

IndyMac Bank's core B2B channel continues to drive loan production and profitability. The B2B channel funded $3.9 billion of loans as follows:

---------------------------------------------------------------------------------------------
                                               Q3 01    Q3 00   % CHANGE    Q2 01   % CHANGE
---------------------------------------------------------------------------------------------
VOLUME BY PRODUCT  (IN MILLIONS)
      Prime                                   $ 3,233   $1,711       89%   $ 3,077        5%
      Subprime                                    292      350      -17%       240       22%
      Consumer Construction                       335      195       72%       310        8%
                                              ----------------             -------
      Total                                   $ 3,860   $2,256       71%   $ 3,627        6%
                                              ----------------             -------
e-MITS Production                             $ 3,408   $1,818       87%   $ 3,213        6%

KEY DRIVERS OF GROWTH AND PROFITABILITY
Customers                                       3,477    2,587       34%     3,468        0%
Sales and Marketing Personnel                     212      177       20%       185       15%
Profit contribution (per share)                 $0.50    $0.23      117%     $0.43       16%
Cost per funded loan (bps)                         76       76        0%        78       -3%
---------------------------------------------------------------------------------------------

The strategy within the B2B channel is to continue its emphasis on building market share with plans to expand to a 6th new regional operations center in the Midwest during the next six months. Key focus areas for this group are customer profitability and growth, enhancing the technology platform and strengthening its customer service and operations efficiency. Active customers remained approximately even with second quarter as the Company's sales force was concentrated on working with existing customers during this heavy refinance environment. In addition, the Company has been undergoing a study of its customer base, including asset quality of loans produced and profitability and, as a result of this study, suspended or terminated a high number of customers during the quarter.


B2C INDYMAC BANK-HOME LENDING PRODUCTION UP 128%

With its predominantly branchless, consumer-direct strategy, IndyMac Bank-Home Lending ("Home Lending") funded $503 million of mortgage loans during the third quarter of 2001, up 128 percent over the third quarter of 2000, as follows:


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4


-----------------------------------------------------------------------------------------------
                                               Q3 01     Q3 00    % CHANGE    Q2 01   % CHANGE
-----------------------------------------------------------------------------------------------
PRODUCTION (IN MILLIONS)
Web-based Production
 Direct at www.indymacmortgage.com            $   117   $    15        680%  $   137      -15%
 Indirect Web-based leads                          94        98         -4%       67       40%

Cross-marketing and Portfolio Refinancing         248        91        173%      288      -14%
Direct Telemarketing and Affinity
Relationships                                      43        17        153%       53      -19%
Community Lending                                   1         0          nm        0        nm
                                              -----------------              -------
 Total                                        $   503   $   221        128%  $   545       -8%
                                              -----------------              -------

Profit contribution (per share)               $  0.03   $ (0.02)       250%  $  0.02       50%
Marketing costs (in thousands)                $ 1,349   $ 1,318          2%  $ 1,307        3%
Marketing cost per funded loan (dollars)      $   492   $   792        -38%  $   423       16%
-----------------------------------------------------------------------------------------------

Production in this channel was down from the second quarter of this year as a result of increased mortgage interest rates early in the third quarter. This particular channel is expected to be somewhat more cyclical than the B2B and B2R channels, which are more closely associated with purchase mortgage loans. The B2C channel, due to its convenience and ease of use over the Web, tends to align more closely with mortgage refinance activity. As interest rates have declined to record low levels, the B2C channel is experiencing record daily rate lock activity, 40 percent higher than its peak month, and the Company expects that performance in this channel will continue strong through the fourth quarter of this year and beyond.


B2R LOANWORKS.COM BREAKS EVEN

IndyMac Bank's Business-to-Realtor division, "LoanWorks(R)", allows real estate professionals to perform expanded mortgage services for their customers in the home buying process via its Web site www.loanworks.com. Loans funded through this new channel totaled $78 million during the third quarter of 2001, up 13 percent from the second quarter production. Due to its low cost business model, LoanWorks achieved a small profit this quarter even with production below the original targeted "break even" level. The Company continues to believe that this channel, while currently small, provides a strong growth opportunity as it leverages IndyMac's existing technology and infrastructure.

The Company is also in the process of taking the B2R business model nationwide to homebuilders to enable them to provide purchase money mortgages for their customers acquiring newly constructed homes. This extension of the B2R business model is consistent with the Company's focus to build its mortgage production through expansion of channels, leveraging its scalable technology-based infrastructure and represents a solid growth opportunity, with the U.S. market for small to mid-size


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5


home builders that do not have access to a captive mortgage company estimated to be approximately $95 billion for 2001. The Company currently estimates that production in this channel will be approximately $500 million in 2002.


BUILDER CONSTRUCTION SCALED BACK--LENDING DOWN 37% FROM SECOND QUARTER OF THIS YEAR

Due to the current economic environment, the Company has scaled back its financing activities to residential subdivision developers. This division will limit its production activities to the eight states (California, Nevada, Arizona, Oregon, Washington, Utah, Colorado and Illinois), which account for 83 percent of current outstandings and exhibit the strongest loan performance characteristics, and will not initiate any new construction commitments outside of these states. Previously this division had conducted business in a total of 31 states. In addition, this division will limit its loan balances outstanding to the lesser of 10 percent of assets or $750 million. This change will provide greater focus and emphasis on loan performance and overall asset quality, a move that the Company believes to be prudent. As a result, it is expected that builder construction will not grow and greater focus will be directed toward obtaining the permanent home loans these builders generate.

"Our builder construction division is a good business for us with a profit contribution of $0.05 this quarter, ROE ranging from 15 to 25 percent over its history and strong credit reserves. We intend to stay in this business as it provides strong synergies with our core single family lending focus. We do feel, however, that given the current economic uncertainty it is prudent to manage this business with even more caution than we have in the past," commented Mr. Perry.


DIVERSIFIED FINANCING AND IMPROVED MARGIN

The Company has continued to focus its efforts on diversifying its financing sources to maximize liquidity, reduce funding risk and reduce funding costs. To this end, deposits and FHLB financing now comprise 74 percent of overall borrowings and wholesale financing has been reduced to 26 percent. Liquidity sources currently available to the Company exceed $2 billion.

Net interest margin and net interest spread improved during the quarter to 3.20% and 2.99%, from 3.13% and 2.85%, respectively, for the second quarter.


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6


SALES, TRADING AND HEDGING ACTIVITIES

The Company sold $4.5 billion of loans during the third quarter of 2001. The gain on sale of loans for the third quarter of 2001 totaled $59.9 million, an 82 percent increase over the $32.8 million of such gain recorded in the third quarter of 2000. The overall margin on loan sales of 1.32%, while below the year-to-date average margins on sale of 1.61%, is considered strong in that the Company retained most of its production of subprime loans, which are relatively high margin products, for a securitization or sale scheduled to be completed in the fourth quarter of this year.

The Company's hedging strategy was effective in mitigating impairment on the servicing and AAA-rated, interest-only securities portfolios attributable to actual and anticipated accelerated prepayments. Gains on the hedge instruments and realized gains on mortgage backed securities offset the $99.9 million impairment on mortgage servicing and AAA-rated, interest-only securities during the quarter.

The Company has continued to evaluate alternatives under SFAS 133, and has decided to adopt hedge accounting for mortgage servicing rights in the near future. Implementation of SFAS 133 hedge accounting for mortgage servicing will provide the Company with the ability to realize the appreciation in mortgage servicing rights (net of hedges) in a rising interest rate environment by removing the lower of cost or market limitation, provided that hedge effectiveness under SFAS 133 is achieved.


CONTINUED FOCUS TOWARD STRENGTHENING ASSET QUALITY

The ratio of non-performing assets to total assets continued to improve and was
1.61 percent at September 30, 2001 compared with 1.75 percent at June 30, 2001 and 2.19 percent at September 30, 2000. Of note, the ratio improved despite the decline in total assets attributable to more efficient asset turnover. Total non-performing assets of $113.3 million reflected a decline of 13% from the $130.4 million at June 30, 2001. The allowance for loan losses of $65.7 million at September 30, 2001 represented 1.3 percent of total loans and 4.5 times annualized net charge offs. This compares to an allowance of $58.9 million at September 30, 2000. Reserves, including credit-related market valuations on whole loans, were $72.2 million or 1.5 percent of total loans at September 30, 2001.

In addition to the allowance for loan losses, the Company has been progressively building a reserve for credit losses primarily related to potential loan repurchases arising from its increased utilization of whole loan sales and sales to the government sponsored enterprises (GSEs). This reserve was


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
7


established in 1999 as the Company began to expand its loan sale distribution channels. Whole loan and GSE sales tend to have a higher level of loan repurchases than private-label securitizations. The balance in this reserve at September 30, 2001 is $16.2 million. This reserve will increase as a function of loan volume growth and mix of loan sale distribution channels. The Company will continue to evaluate the adequacy of this reserve and, likely will continue to allocate a portion of its gain on sale proceeds to increase this reserve going forward.

Total credit related reserves, including the allowance for loan losses, reserve for potential repurchases and market valuations, were $88.4 million at September 30, 2001.


NO SHARES REPURCHASED DURING QUARTER

The Company did not repurchase any shares during the quarter pursuant its share repurchase program and at this time has no plans to do so.


ADOPTION OF SHAREHOLDER RIGHTS PLAN

IndyMac's Board of Directors has adopted a Shareholder Rights Plan (the Rights
Plan). The Board's purpose in adopting the Rights Plan is to protect shareholder value in the event of an unsolicited offer to acquire the Company, particularly one that does not provide equitable treatment to all shareholders. Adoption of the Rights Plan is designed to encourage a potential acquiror of the Company to negotiate directly with the Board of Directors, and to provide the Board with greater leverage in such negotiations so as to provide the greatest value for the Company's shareholders. The Rights Plan will not interfere with any merger, acquisition or business combination that the Company's Board believes to be in the best interest of IndyMac shareholders.

The Rights Plan is not being adopted in response to any specific effort to acquire control of the Company. Rights plans have become increasingly common and have been adopted by nearly 60 percent of the S&P 500 companies.

In connection with the adoption of the Rights Plan, the Board declared a dividend distribution of one Right for each outstanding common share held by shareholders of record on November 1, 2001. The rights will not become exercisable unless an investor acquires 15 percent or more of the Company's common shares, or announces a tender offer that would result in the investor owning 15 percent or


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
8


more of the common shares or makes certain regulatory filings seeking authority to acquire 15 percent or more of the common shares. If someone does acquire 15 percent or more of the Company's common shares, or acquires the Company in a merger or other transaction, each Right would entitle the holder, other than the investor triggering the Rights and related persons, to purchase the Company's common shares, or shares of an entity that acquires IndyMac, at half of the then current market price. The Rights Plan can be terminated or amended by the Board at any time.


FUTURE EARNINGS OUTLOOK

Current consensus earnings estimates for the Company for the fourth quarter of this year are $0.52 per share, which results in a full year estimate of $1.94 per share when combined with actual results for the first three quarters, well ahead of the Company's original guidance of $1.80 per share for the year. The Company believes the current fourth quarter consensus is at the low end of what it expects to achieve. Earnings are currently anticipated to fall within a range of $0.52 to $0.58 per share for the fourth quarter. Long term, the Company's goal is to grow earnings per share at a rate exceeding 15 percent per year.

                                      ****

IndyMac Bank is a leading technology-based mortgage bank with proprietary, award-winning systems to facilitate, among other things, automated underwriting and risk-based pricing on a nationwide basis via the Web. IndyMac's mortgage banking group offers multi-channel distribution of its mortgage products and services through a nationwide network of mortgage brokers, mortgage bankers and community financial institutions in addition to programs offered directly to consumers and through realtors and home builders. IndyMac Bank also provides community lending services through its limited Southern California branch system.

IndyMac Bank is FDIC-insured and offers a wide array of Web-enhanced banking services in addition to its core mortgage products and services and provides commercial loans to homebuilders for the purpose of constructing new single-family residences.

IndyMac's management is committed to delivering superior returns and increasing shareholder value. IndyMac's total annualized return to shareholders for the period 1993 through September 30, 2001 of


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
9


29 percent, under its current management team, has exceeded the comparable returns of 14 percent and 13 percent for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company's Email Alert feature for notification on Company news and events, please visit our Web site at www.indymacbank.com.


FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the accuracy of subjective estimates used in determining the fair value of certain financial assets of IndyMac; the impact of recently issued financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac's lenders to fund future mortgage loan originations or portfolio investments; the execution of IndyMac's growth plans related to the consumer banking operation; the impact of current, pending or future legislation and regulations; and other risk factors outlined in the reports that IndyMac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.


CONFERENCE CALL

On Thursday, October 18, 2001, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Vice Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the third quarter followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed via IndyMac Bank's home page at www.indymacbank.com.


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10


If you would like to participate:
* Internet Webcast Access: http://www.indymacbank.com
* The telephone dial-in number is (800) 946-0741, access code #504680
* The replay number is (888) 203-1112, access code #504680
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on October 18th through October 26th and will be available on IndyMac's Web site at www.indymacbank.com.

You can subscribe to receive notification of updates to IndyMac Bank's news, calendar events and SEC filings using the Email Alert feature in the corporate information section of IndyMac Bank's Web site at www.indymacbank.com.


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11


                              INDYMAC BANCORP, INC.
                              FINANCIAL HIGHLIGHTS
                               SEPTEMBER 30, 2001
               (DOLLARS IN MILLIONS, EXCEPT BOOK VALUE PER SHARE)
                                   (UNAUDITED)

                                                                       QUARTER ENDED                  NINE MONTHS ENDED
                                                                -------------------------------------------------------------
                                                                       SEPTEMBER 30,                     SEPTEMBER 30,
                                                                   2001             2000             2001             2000
                                                                ----------       ----------       ----------       ----------
Debt to equity ratio                                                 8.1:1            6.0:1            8.1:1            6.0:1
Book value per share                                                $12.73           $11.63           $12.73           $11.63

Core capital ratio (1)                                               9.22%            8.77%            9.22%            8.77%
Estimated risk-based capital ratio (1)                              12.96%           12.14%           12.96%           12.14%

Return on average equity (2)                                        18.19%           11.69%           16.24%           10.69%
Return on average assets (2)                                         1.81%            1.79%            1.72%            1.97%

Efficiency ratio (3)                                                   53%              50%              54%              48%
Capital required to generate a dollar of net revenue (4)            $ 1.36           $ 2.21           $ 1.50           $ 2.41
Capital adjusted efficiency ratio (5)                                  72%             110%              80%             115%

Loan sale volume                                                    $4,525           $2,130          $10,045           $5,135
Gain on sale of loans                                                1.32%            1.54%            1.60%            1.51%

Refinances as a % of total fundings:
      B2B                                                              53%              37%              54%              39%
      B2C                                                              86%              61%              85%              61%
      B2R                                                              46%              18%              50%              17%

      Total refi's as a % of total prime & subprime fundings           57%              39%              58%              40%

(1) IndyMac Bank F.S.B. (excludes excess capital at holding company)
(2) Using recurring earnings.
(3) Defined as non-interest, recurring expenses, excluding amortization of goodwill and other intangible assets, divided by net interest income and other income.
(4) Average equity divided by net interest income and other income.
(5) Efficiency ratio multiplied by the capital required to generate a dollar of net revenue.


                                 YIELD ANALYSIS
                               SEPTEMBER 30, 2001
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                                      QUARTER ENDED
                                                        ------------------------------------------------------------------------
                                                               SEPTEMBER 30, 2001                         JUNE 30, 2001

                                                         AVERAGE BALANCE      YIELD RATE       AVERAGE BALANCE      YIELD RATE
                                                        -----------------   --------------    -----------------   --------------
Investment securities                                             $ 4,270            5.67%              $ 5,093            6.21%
Mortgage-backed securities                                      1,456,277            8.56%            1,379,213            8.84%
Mortgage loans held for sale                                    2,542,204            7.78%            2,476,951            8.04%
Loans held for investment                                       2,852,216            8.42%            2,738,392            8.83%
Investment in Federal Home Loan Bank stock and other              101,317            4.91%               93,359            6.70%
                                                        -----------------                     -----------------
      Total interest-earning assets                           $ 6,956,284            8.16%          $ 6,693,008            8.51%
                                                        =================                     =================

Deposits                                                      $ 2,314,676            5.10%          $ 1,440,955            5.65%
Advances from Federal Home Loan Bank                            1,732,919            5.66%            1,593,874            5.97%
Borrowings                                                      2,626,194            4.90%            3,323,107            5.52%
                                                        -----------------                     -----------------
      Total interest-bearing liabilities                      $ 6,673,789            5.17%          $ 6,357,936            5.66%
                                                        =================                     =================


      Net interest spread                                                            2.99%                                 2.85%
                                                                            ==============                        ==============
      Net interest margin                                                            3.20%                                 3.13%
                                                                            ==============                        ==============

12


                              INDYMAC BANCORP, INC.
                           Consolidated Balance Sheets
                             (Dollars in thousands)


                                                                                   SEPTEMBER 30,         DECEMBER 31,
                                                                                        2001                 2000
                                                                                    -----------          -----------
                                                                                    (Unaudited)
ASSETS
Cash and cash equivalents                                                           $    53,362          $    67,867
Investment securities available for sale                                                  4,269               18,387
Mortgage-backed securities classified as trading securities                             211,623                   --
Mortgage-backed securities available for sale, amortized cost of
      $1,113,072 and $1,147,376 respectively                                          1,136,133            1,135,916
Loans receivable:
      Loans held for sale
         Prime                                                                        1,624,636            1,219,737
         Subprime                                                                       337,452              201,035
      Loans held for investment
         Mortgage                                                                     1,734,866            1,578,216
         Builder construction                                                           542,263              554,028
         Consumer construction                                                          632,197              372,394
         Income property                                                                 58,432               57,717
         Revolving warehouse lines of credit                                              2,393               57,492
      Allowance for loan losses                                                         (65,670)             (58,962)
                                                                                    -----------          -----------
         Total loans receivable                                                       4,866,569            3,981,657

Mortgage servicing rights                                                               285,174              211,127
Investment in Federal Home Loan Bank stock, at cost                                      90,626               63,281
Interest receivable                                                                      53,704               51,432
Goodwill and other intangible assets                                                     36,374               38,724
Foreclosed assets                                                                        21,125               16,265
Other assets                                                                            289,617              155,548
                                                                                    -----------          -----------
         Total assets                                                               $ 7,048,576          $ 5,740,204
                                                                                    ===========          ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                            $ 2,801,200          $   797,935
Advances from Federal Home Loan Bank                                                  1,681,897            1,264,457
Borrowings                                                                            1,604,223            2,850,189
Other liabilities                                                                       188,623               99,730
                                                                                    -----------          -----------
      Total liabilities                                                               6,275,943            5,012,311

Shareholders' Equity
      Preferred Stock - authorized, 10,000,000 shares of $0.01 par value;
         none issued                                                                         --                   --
      Common stock - authorized, 200,000,000 shares of $0.01 par value; issued 83,072,114 shares (60,687,847 outstanding) at
         September 30, 2001 and issued 81,758,312 shares
         (62,176,316 outstanding) at December 31, 2000                                      831                  818
      Additional paid-in-capital                                                        940,023              920,205
      Accumulated other comprehensive income (loss)                                       8,711               (2,603)
      Retained earnings                                                                 197,864              117,926
      Treasury stock, 22,384,267 shares and 19,581,996 shares, respectively            (374,796)            (308,453)
                                                                                    -----------          -----------
         Total shareholders' equity                                                     772,633              727,893
                                                                                    -----------          -----------
         Total liabilities and shareholders' equity                                 $ 7,048,576          $ 5,740,204
                                                                                    ===========          ===========

13



                              INDYMAC BANCORP, INC.
                       Consolidated Statements of Earnings
                  (Dollars in thousands, except per share data)

                                                                                              FOR THE QUARTERS ENDED
                                                                                         -------------------------------
                                                                                         SEPTEMBER 30,     SEPTEMBER 30,
                                                                                              2001              2000
                                                                                         -------------     -------------
INTEREST INCOME
Mortgage-backed and other securities                                                       $  31,489         $  21,981
Loans held for sale
          Prime                                                                               44,592            23,476
          Subprime                                                                             5,262             5,626
          Income property                                                                         --             1,663
Loans held for investment
          Mortgage                                                                            34,891            32,941
          Builder construction                                                                13,419            17,541
          Consumer construction                                                               11,019             6,953
          Income property                                                                      1,154             1,181
          Revolving warehouse lines of credit                                                     30             4,782
Other                                                                                          1,254               840
                                                                                           ---------         ---------
          Total interest income                                                              143,110           116,984

INTEREST EXPENSE
Deposits                                                                                      29,744             6,104
Advances from Federal Home Loan Bank                                                          24,736             2,039
Borrowings                                                                                    32,440            70,843
                                                                                           ---------         ---------
          Total interest expense                                                              86,920            78,986
                                                                                           ---------         ---------
          Net interest income                                                                 56,190            37,998
Provision for loan losses                                                                      5,700             3,386
                                                                                           ---------         ---------
          Net interest income after provision for loan losses                                 50,490            34,612

OTHER INCOME
          Gain on sale of loans                                                               59,866            32,809
          Service fee income                                                                   7,304            11,268
          Gain on mortgage-backed securities, net                                              1,695               449
          Fee and other income                                                                13,651             7,514
                                                                                           ---------         ---------
             Total other income                                                               82,516            52,040
                                                                                           ---------         ---------
             Net revenues                                                                    133,006            86,652

OTHER EXPENSE
          Operating expenses                                                                  73,186            45,007
          Amortization of goodwill and other intangible assets                                   760             1,125
          Non-recurring and other charges                                                         38             4,641
                                                                                           ---------         ---------
             Total other expense                                                              73,984            50,773
                                                                                           ---------         ---------

Earnings before provision for income taxes and cumulative effect of
         a change in accounting principle                                                     59,022            35,879
          Provision for income taxes                                                          24,524            15,069
          Income tax benefit from termination of REIT status                                      --                --
                                                                                           ---------         ---------
             Earnings before cumulative effect of a change in accounting principle            34,498            20,810
Cumulative effect of a change in accounting principle                                             --                --
                                                                                           ---------         ---------
             NET EARNINGS                                                                  $  34,498         $  20,810
                                                                                           =========         =========


EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF A CHANGE
      IN ACCOUNTING PRINCIPLE
          Basic                                                                            $    0.57         $    0.31
          Diluted                                                                          $    0.55         $    0.31

EARNINGS PER SHARE
          Basic                                                                            $    0.57         $    0.31
          Diluted                                                                          $    0.55         $    0.31

-----------------------------------------------------------------------------------------------------------------------------
RECURRING NET EARNINGS                                                                     $  34,520         $  23,501
RECURRING EARNINGS PER DILUTED SHARE                                                       $    0.55         $    0.35
-----------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING
          Basic                                                                               60,271            66,069
          Diluted                                                                             62,543            67,704

                                                                                            FOR THE NINE MONTHS ENDED
                                                                                        --------------------------------
                                                                                        SEPTEMBER 30,      SEPTEMBER 30,
                                                                                             2001               2000
                                                                                        -------------      -------------
INTEREST INCOME
Mortgage-backed and other securities                                                      $  93,515          $  59,998
Loans held for sale
          Prime                                                                             122,256             55,275
          Subprime                                                                           15,197             14,466
          Income property                                                                        --              1,663
Loans held for investment
          Mortgage                                                                          105,158             89,068
          Builder construction                                                               42,542             59,576
          Consumer construction                                                              29,496             19,468
          Income property                                                                     3,741              3,537
          Revolving warehouse lines of credit                                                   802             14,409
Other                                                                                         4,366              1,053
                                                                                          ---------          ---------
          Total interest income                                                             417,073            318,513

INTEREST EXPENSE
Deposits                                                                                     64,520              6,104
Advances from Federal Home Loan Bank                                                         70,894              2,039
Borrowings                                                                                  130,173            189,507
                                                                                          ---------          ---------
          Total interest expense                                                            265,587            197,650
                                                                                          ---------          ---------
          Net interest income                                                               151,486            120,863
Provision for loan losses                                                                    17,726             12,108
                                                                                          ---------          ---------
          Net interest income after provision for loan losses                               133,760            108,755

OTHER INCOME
          Gain on sale of loans                                                             161,779             77,340
          Service fee income                                                                 21,672             31,335
          Gain on mortgage-backed securities, net                                               780              1,253
          Fee and other income                                                               38,011             19,249
                                                                                          ---------          ---------
             Total other income                                                             222,242            129,177
                                                                                          ---------          ---------
             Net revenues                                                                   356,002            237,932

OTHER EXPENSE
          Operating expenses                                                                199,656            118,872
          Amortization of goodwill and other intangible assets                                2,655              1,152
          Non-recurring and other charges                                                      (497)            16,209
                                                                                          ---------          ---------
             Total other expense                                                            201,814            136,233
                                                                                          ---------          ---------

Earnings before provision for income taxes and cumulative effect of
         a change in accounting principle                                                   154,188            101,699
          Provision for income taxes                                                         64,065             42,713
          Income tax benefit from termination of REIT status                                     --            (36,100)
                                                                                          ---------          ---------
             Earnings before cumulative effect of a change in accounting principle           90,123             95,086
Cumulative effect of a change in accounting principle                                       (10,185)                --
                                                                                          ---------          ---------
             NET EARNINGS                                                                 $  79,938          $  95,086
                                                                                          =========          =========


EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF A CHANGE
      IN ACCOUNTING PRINCIPLE
          Basic                                                                           $    1.47          $    1.35
          Diluted                                                                         $    1.42          $    1.33

EARNINGS PER SHARE
          Basic                                                                           $    1.31          $    1.35
          Diluted                                                                         $    1.26          $    1.33

------------------------------------------------------------------------------------------------------------------------
RECURRING NET EARNINGS                                                                    $  89,832          $  68,387
RECURRING EARNINGS PER DILUTED SHARE                                                      $    1.42          $    0.96
------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING
          Basic                                                                              61,101             70,414
          Diluted                                                                            63,458             71,396

14




                              INDYMAC BANCORP, INC.
                               Production Summary
                              (Dollars in millions)
                                   (Unaudited)


                                                                            QUARTER ENDED
                                                        ----------------------------------------------------
                                                              SEPT. 30,
                                                        ---------------------        VARIANCE       JUNE 30,
                                                         2001           2000          PERCENT         2001
                                                        ------         ------        --------       --------
Volume by Product
Prime (1)
       Conforming                                       $  608         $  214         184.1%         $  763
       Non-Conforming                                    3,144          1,684          86.7%          2,863
       Government - FHA/VA                                  35             25          40.0%             39
Subprime (1)                                               319            368         -13.3%            266
Consumer Construction (2)                                  335            195          71.8%            310
                                                        ------         ------         -----          ------
          Subtotal Mortgage Banking Group                4,441          2,486          78.6%          4,241

Construction Lending Corporation of America (2)            202            203          -0.5%            319
                                                        ------         ------         -----          ------
          Total                                         $4,643         $2,689          72.7%         $4,560
                                                        ======         ======         =====          ======


MORTGAGE BANKING GROUP - VOLUME BY CHANNEL
Mortgage Banking
       B2B                                              $3,860         $2,256          71.1%         $3,627
       B2C                                                 503            221         127.6%            545
       B2R                                                  78              9         766.7%             69
                                                        ------         ------         -----          ------
          Subtotal Mortgage Banking Group               $4,441         $2,486          78.6%         $4,241
                                                        ======         ======         =====          ======


MORTGAGE BANKING GROUP - INTERNET VOLUME
B2B                                                     $3,408         $1,818          87.5%         $3,213
B2C                                                        211            113          86.7%            204
B2R                                                         77              9         755.6%             69
                                                        ------         ------         -----          ------
          Total internet volume                         $3,696         $1,940          90.5%         $3,486
                                                        ======         ======         =====          ======



(1) fundings

(2) new commitments

15




                              INDYMAC BANCORP, INC.
                              INVESTMENT PORTFOLIO
                               SEPTEMBER 30, 2001
                             (Dollars in thousands)
                                   (Unaudited)



                                                                                           SEPT. 30,                   DECEMBER 31,
                                                                                             2001                         2000
                                                                                          ----------                   ------------
Mortgage-backed securities:
       AAA rated interest-only securities                                                 $  206,865 A (next page)     $   258,241
       AAA rated agency securities                                                           108,552                       261,225
       AAA rated non-agency securities                                                       895,318                       484,138
       Other investment grade securities                                                      56,297 B (below)              69,483
                                                                                          ----------                   -----------
            Total investment grade mortgage-backed securities                              1,267,032                     1,073,087
                                                                                          ----------                   -----------

       Non-investment grade residual securities                                               75,549 C (next page)          41,672
       Other non-investment grade securities                                                   5,175 D (below)              21,157
                                                                                          ----------                   -----------
            Total non-investment grade mortgage-backed securities                             80,724                        62,829
                                                                                          ----------                   -----------
            Total mortgage-backed securities                                              $1,347,756                   $ 1,135,916
                                                                                          ==========                   ===========

            Percentage of mortgage-backed securities portfolio rated investment grade             94%                           94%
            Percentage of mortgage-backed securities portfolio rated AAA                          90%                           89%

       Detail of other investment and non-investment grade mortgage-backed securities by credit rating as of September 30, 2001 are as follows:

                                                                                                    PREMIUM
                                                                                         CURRENT  (DISCOUNT)
                                                                                          FACE      TO FACE     AMORTIZED    BOOK
                                                                                          VALUE      VALUE         COST      VALUE
                                                                                         -------  ----------    ---------  -------
            AAA rated principal-only securities                                          $ 6,132   $ (1,100)     $ 5,032   $ 4,758
            AA                                                                            21,418       (131)      21,287    22,235
            A+                                                                               107          5          112       109
            A                                                                              2,389       (144)       2,245     2,374
            A-                                                                               129         (9)         120       123
            BBB                                                                           25,223     (1,642)      23,581    23,782
            BBB-                                                                           3,021       (247)       2,774     2,916
                                                                                         -------   --------      -------   -------
                 Total other investment grade mortgage-backed securities                  58,419     (3,268)      55,151    56,297 B
                                                                                         -------   --------      -------   -------

            BB                                                                             4,579     (2,872)       1,707     1,717
            CCC (1)                                                                       16,011    (12,553)       3,458     3,458
                                                                                         -------   --------      -------   -------
                 Total other non-investment grade mortgage-backed securities              20,590    (15,425)       5,165     5,175 D
                                                                                         -------   --------      -------   -------
            Total other investment and non-investment grade mortgage-backed securities   $79,009   $(18,693)     $60,316   $61,472
                                                                                         =======   ========      =======   =======

            (1) Balance consists of the Company's remaining manufactured housing securities.

16



                              INDYMAC BANCORP, INC.
                              INVESTMENT PORTFOLIO
                               SEPTEMBER 30, 2001
                             (Dollars in thousands)
                                   (Unaudited)


The table below presents the assumptions used to value the Company's AAA rated interest-only securities, residual securities, and mortgage servicing rights at September 30, 2001.


                                                                                          ACTUAL
                                                      ------------------------------------------------------------------------------
                                                                                                                3-MONTH       WTD.
                                                         BOOK         COLLATERAL    GROSS    SERVICING FEE/    PREPAYMENT     AVG.
                                                        VALUE          BALANCE       WAC     INTEREST STRIP      SPEEDS     MULTIPLE
                                                      ----------     -----------    ------   --------------    ----------   --------
AAA rated interest-only securities                    $206,865 A     $ 9,388,685     8.24%       0.78%           30.6%        2.82
                                                      ========       ===========

Prime residual securities                             $ 17,155       $   892,914     8.10%       1.51%           32.8%        1.27
Sub-prime residual securities                           58,394         1,835,103    10.32%       3.45%           27.8%        0.92
                                                      --------       -----------    -----        ----            ----         ----
Total non-investment grade residual securities (3)    $ 75,549 C     $ 2,728,017     9.59%       2.82%           29.4%        0.98
                                                      ========       ===========    =====        ====            ====         ====


Master servicing (4)                                  $ 34,454       $10,981,325     8.38%       0.10%           30.7%        3.14
                                                                     ===========

Primary servicing (5)                                  250,720       $18,205,394     8.45%       0.46%           29.4%        2.99
                                                      --------       ===========
Total mortgage servicing rights                       $285,174
                                                      ========

                                                                    VALUATION ASSUMPTIONS
                                                            -------------------------------------
                                                                                        REMAINING
                                                            PREPAYMENT     DISCOUNT     CUM. LOSS
                                                            SPEEDS (1)       YIELD       RATE (2)
                                                            ----------     --------     ---------
AAA rated interest-only securities                            20.3%           9.3%         NA


Prime residual securities                                     18.4%          18.0%        0.8%
Sub-prime residual securities                                 34.6%          22.2%        1.6%
                                                              ----           ----         ---
Total non-investment grade residual securities (3)            29.3%          20.8%        1.4%
                                                              ====           ====         ===


Master servicing (4)                                          20.3%          18.3%         NA


Primary servicing (5)                                         23.3%          12.6%         NA

Total mortgage servicing rights


(1) Reflects lifetime prepayment speeds. Embedded in the lifetime prepayment speeds are 6-month prepayment speeds of 30% and 26% for AAA rated interest-only securities and mortgage servicing rights, respectively.

(2)      Actual cumulative loss rate totaled 0.6% for residuals.

(3) The book value is comprised primarily of subprime residuals. The Company has no balance related to manufactured housing residuals.

(4) Included in the master servicing portfolio are loans included in the primary servicing portfolio with an unpaid principal balance of $5.6 billion.

(5) Loans sold with servicing retained only; does not include a total of $3.2 billion in IndyMac owned-loans and loans subserviced for others on an interim basis.


                                                                      QUARTER ENDED SEPTEMBER 30,
                                                                        2001               2000
                                                                      --------           --------
        SERVICE FEE INCOME
        Gross service fee income                                      $ 26,285           $ 18,096
           Amortization                                                (17,818)            (9,253)
                                                                      --------           --------
        Service fee income net of amortization                           8,467              8,843
           Valuation adjustments on mortgage servicing rights          (52,522)             2,939
           Hedges on mortgage servicing rights                          51,359               (514)
                                                                      --------           --------
        NET SERVICE FEE INCOME                                        $  7,304           $ 11,268
                                                                      ========           ========

        Gross yield on mortgage servicing rights                         11.84%             19.10%
        Net yield on mortgage servicing rights                           10.21%             15.77%


        GAIN ON MORTGAGE BACKED SECURITIES
        Realized gain on securities                                   $  5,369           $  2,254
        Impairment on securities                                        (3,058)            (1,805)
        Valuation adjustments on AAA IO's                              (47,427)                --
        Hedges on AAA IO's                                              46,811                 --
                                                                      --------           --------
        TOTAL GAIN ON MORTGAGE-BACKED SECURITIES, NET                 $  1,695           $    449
                                                                      ========           ========

17




                              INDYMAC BANCORP, INC.
                  SUMMARY OF RESERVES AND NON-PERFORMING ASSETS
                             (Dollars in thousands)
                                   (Unaudited)



                                                                                                                         TOTAL
                                                                                                                        RESERVES
                                                                           UNPAID       LOAN                              AS A
                                                                         PRINCIPAL      LOSS       OTHER      TOTAL    PERCENTAGE
                             TYPE OF LOAN                                 BALANCE     RESERVES   RESERVES   RESERVES     OF UPB
                             ------------                                ---------    --------   --------   --------   ----------
 SEPTEMBER 30, 2001:
       Asset management HFS and HFI loans                                $   91,762   $ 6,237     $4,266     $10,503     11.45%

       SFR investment portfolio                                           1,462,540     8,721         --       8,721      0.60%
                                                                         ----------   -------     ------     -------     -----

       SFR investment portfolio and asset management HFS                  1,554,302    14,958      4,266      19,224      1.24%

       Builder construction and income property                             607,783    18,289         --      18,289      3.01%

       Consumer construction                                                630,808     7,023         --       7,023      1.11%

                                                                         ----------   -------     ------     -------     -----
            Total portfolio loans                                         2,792,893    40,270      4,266      44,536      1.59%

            Discontinued product lines                                      234,411    25,400        662      26,062     11.12%
                                                                         ----------   -------     ------     -------     -----

       Mortgage bank held for sale                                        1,898,616        --      1,642       1,642      0.09%
                                                                         ----------   -------     ------     -------     -----

                 Totals                                                  $4,925,920   $65,670     $6,570     $72,240      1.47%
                                                                         ==========   =======     ======     =======     =====

       Real estate owned:

            Portfolio loans

            Discontinued product lines


                 Total real estate owned


       Total non performing assets


       Total non performing assets as a percentage of total assets



                                                                                      * * * * * * * * * *


 JUNE 30, 2001:

       Total portfolio loans                                             $2,596,999   $41,140     $4,248     $45,388      1.75%

       Total discontinued product lines                                     253,862    22,876      1,272      24,148      9.51%

       Mortgage bank held for sale                                        2,576,447        --        861         861      0.03%
                                                                         ----------   -------     ------     -------     -----

            Totals                                                       $5,427,308   $64,016     $6,381     $70,397      1.30%
                                                                         ==========   =======     ======     =======     =====

       Real estate owned:

            Portfolio loans

            Discontinued product lines


                 Total real estate owned


       Total non performing assets


       Total non performing assets as a percentage of total assets



                                                                                              YTD NET
                                                                                          CHARGE OFFS TO
                                                                                           LLR /NET REO
                                                                         NON-PERFORMING   LOSSES/(GAINS)
                             TYPE OF LOAN                                   LOANS/REO           (1)
                             ------------                                --------------   --------------
 SEPTEMBER 30, 2001:
       Asset management HFS and HFI loans                                   $ 39,492          $ 2,240

       SFR investment portfolio                                                4,857               76
                                                                            --------          -------

       SFR investment portfolio and asset management HFS                      44,349            2,316

       Builder construction and income property                               24,049            3,704

       Consumer construction                                                   4,733              498

                                                                            --------          -------
            Total portfolio loans                                             73,131            6,518

            Discontinued product lines                                        15,549            4,500
                                                                            --------          -------

       Mortgage bank held for sale                                             3,507               --
                                                                            --------          -------

                 Totals                                                       92,187           11,018
                                                                                              -------

       Real estate owned:

            Portfolio loans                                                   19,579           (1,117)

            Discontinued product lines                                         1,546               63
                                                                            --------          -------

                 Total real estate owned                                      21,125           (1,054)
                                                                            --------          -------

       Total non performing assets                                          $113,312          $ 9,964
                                                                            ========          =======

       Total non performing assets as a percentage of total assets              1.61%
                                                                            ========





 JUNE 30, 2001:

       Total portfolio loans                                                $ 86,783          $ 2,928

       Total discontinued product lines                                       15,876            4,044

       Mortgage bank held for sale                                             3,936               --
                                                                            --------          -------

            Totals                                                           106,595            6,972


       Real estate owned:

            Portfolio loans                                                   21,956             (947)

            Discontinued product lines                                         1,820              363
                                                                            --------          -------

                 Total real estate owned                                      23,776             (584)
                                                                            --------          -------

       Total non performing assets                                          $130,371          $ 6,388
                                                                            ========          =======

       Total non performing assets as a percentage of total assets              1.75%
                                                                            ========




       RESERVE FOR POTENTIAL LOAN REPURCHASES:

       Balance July 1, 2001                                                                   $12,392
         Provisions                                                                             3,974
         Claims reimbursement and estimated losses on loan repurchases                           (173)
                                                                                              -------
       Balance September 30, 2001                                                             $16,193
                                                                                              =======






(1)    Excludes charge-offs in Other Reserves.